BOX ENERGY CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                                 Exhibit 11.1
                   (In thousands, except per share amounts)


                                             Three Months Ended March 31,
                                                1997             1996
                                             ----------       ----------
  Net income for primary income per share     $  1,807         $  2,417
  Interest expense on 8 1/4% convertible
     subordinated notes                          1,120            1,133
  Income tax effect (assumed to be 35%)           (392)            (397)
                                             ----------       ----------
  Net income for fully-diluted income
     per share                                $  2,535         $  3,153
                                             ==========       ==========

  Primary income per share                    $   0.09         $   0.12
                                             ==========       ==========

  Fully-diluted income per share              $   0.10         $   0.12
                                             ==========       ==========

  Calculation of weighted average shares
    Class A (Voting) common stock                3,250            3,250
    Class B (Non-Voting) common stock           17,553           17,553
    Stock options considered common stock
        equivalents                                  0                3
                                             ----------       ----------
      Total shares used for primary income
        per share                               20,803           20,806
  Contingent shares from remaining stock
        options granted                            310              619
  Contingent shares from 8 1/4% convertible
        subordinated notes                       5,007            5,007
                                             ----------       ----------
      Total shares used for fully-diluted
        income per share                        26,120           26,432
                                             ==========       ==========